August 26, 2026	Registration Statement Nos. 333-293684 and 333-293684-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$2,007,000

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF due December 1, 2027

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

●The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing value of each of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF, which we refer to as the Underlyings, is greater than or equal to 75.00% of its Initial Value, which we refer to as an Interest Barrier.

●The notes will be automatically called if the closing value of each Underlying on any Review Date (other than the first, second and final Review Dates) is greater than or equal to its Initial Value.

●The earliest date on which an automatic call may be initiated is November 27, 2026.

●Investors should be willing to accept the risk of losing a significant portion or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.

●Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.

●The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

●Payments on the notes are not linked to a basket composed of the Underlyings. Payments on the notes are linked to the performance of each of the Underlyings individually, as described below.

●Minimum denominations of $1,000 and integral multiples thereof

●The notes priced on August 26, 2026 and are expected to settle on or about August 31, 2026.

●CUSIP: 46661MFP4

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$6	$994
Total	$2,007,000	$12,042	$1,994,958
(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $6.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $980.80 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 17, 2026, underlying supplement no. 1-I dated April 17, 2026, the prospectus and prospectus supplement, each dated April 17, 2026

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlyings: The Nasdaq-100 Index® (Bloomberg ticker: NDX) (the “Index”) and the SPDR® Gold Trust (Bloomberg ticker: GLD) and the State Street® Financial Select Sector SPDR® ETF (Bloomberg ticker: XLF) (each a “Fund” and collectively, the “Funds”) (each of the Index and the Funds, an “Underlying” and collectively, the “Underlyings”)

Contingent Interest Payments:

If the notes have not been automatically called and the closing value of each Underlying on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $8.3333 (equivalent to a Contingent Interest Rate of 10.00% per annum, payable at a rate of 0.83333% per month).

If the closing value of any Underlying on any Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Contingent Interest Rate: 10.00% per annum, payable at a rate of 0.83333% per month

Interest Barrier: With respect to each Underlying, 75.00% of its Initial Value, which is 21,918.39 for the Nasdaq-100 Index®, $315.99 for the SPDR® Gold Trust and $43.695 for the State Street® Financial Select Sector SPDR® ETF

Trigger Value: With respect to each Underlying, 60.00% of its Initial Value, which is 17,534.712 for the Nasdaq-100 Index®, $252.792 for the SPDR® Gold Trust and $34.956 for the State Street® Financial Select Sector SPDR® ETF

Pricing Date: August 26, 2026

Original Issue Date (Settlement Date): On or about August 31, 2026

Review Dates*: September 28, 2026, October 26, 2026, November 27, 2026, December 28, 2026, January 26, 2027, February 26, 2027, March 29, 2027, April 26, 2027, May 26, 2027, June 28, 2027, July 26, 2027, August 26, 2027, September 27, 2027, October 26, 2027 and November 26, 2027 (final Review Date)

Interest Payment Dates*: October 1, 2026, October 29, 2026, December 2, 2026, December 31, 2026, January 29, 2027, March 3, 2027, April 1, 2027, April 29, 2027, June 1, 2027, July 1, 2027, July 29, 2027, August 31, 2027, September 30, 2027, October 29, 2027 and the Maturity Date

Maturity Date*: December 1, 2027

Call Settlement Date*: If the notes are automatically called on any Review Date (other than the first, second and final Review Dates), the first Interest Payment Date immediately following that Review Date

* Subject to postponement in the event of a market disruption event as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Selected Risk Considerations — We May Accelerate Your Notes If an Acceleration Event Occurs” in this pricing supplement

Automatic Call:

If the closing value of each Underlying on any Review Date (other than the first, second and final Review Dates) is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called and the Final Value of each Underlying is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.

If the notes have not been automatically called and the Final Value of any Underlying is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes have not been automatically called and the Final Value of any Underlying is less than its Trigger Value, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Least Performing Underlying: The Underlying with the Least Performing Underlying Return

Least Performing Underlying Return: The lowest of the Underlying Returns of the Underlyings

Underlying Return: With respect to each Underlying,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Underlying, the closing value of that Underlying on the Pricing Date, which was 29,224.52 for the Nasdaq-100 Index®, $421.32 for the SPDR® Gold Trust and $58.26 for the State Street® Financial Select Sector SPDR® ETF

Final Value: With respect to each Underlying, the closing value of that Underlying on the final Review Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing value of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings – Funds – Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

How the Notes Work

Payments in Connection with the First and Second Review Dates

First and Second Review Dates
Compare the closing value of each Underlying to its Interest Barrier on each Review Date.
The closing value of each Underlying is greater than or equal to its Interest Barrier.	You will receive a Contingent Interest Payment on the applicable Interest Payment Date. Proceed to the next Review Date.

The closing value of any Underlying is less than its Interest Barrier.	No Contingent Interest Payment will be made with respect to the applicable Review Date. Proceed to the next Review Date.

Payments in Connection with Review Dates (Other than the First, Second and Final Review Dates)

Review Dates (Other than the First, Second and Final Review Dates)
Compare the closing value of each Underlying to its Initial Value and its Interest Barrier on each Review Date until the final Review Date or any earlier automatic call.
Initial Value
	The closing value of each Underlying is greater than or equal to its Initial Value.	Automatic Call

The notes will be automatically called on the applicable Call Settlement Date, and you will receive (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date.

No further payments will be made on the notes.

	The closing value of any Underlying is less than its Initial Value.	No Automatic Call	The closing value of each Underlying is greater than or equal to its Interest Barrier.	You will receive a Contingent Interest Payment on the applicable Interest Payment Date. Proceed to the next Review Date.

			The closing value of any Underlying is less than its Interest Barrier.	No Contingent Interest Payment will be made with respect to the applicable Review Date. Proceed to the next Review Date.

PS-2| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

Payment at Maturity If the Notes Have Not Been Automatically Called

Review Dates Preceding the Final Review Date	Final Review Date	Payment at Maturity
The notes are not automatically called.
	The Final Value of each Underlying is greater than or equal to its Trigger Value.	You will receive (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date.
Proceed to maturity

	The Final Value of any Underlying is less than its Trigger Value.	You will receive: $1,000 + ($1,000 × Least Performing Underlying Return) Under these circumstances, you will lose some or all of your principal amount at maturity.

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Rate of 10.00% per annum, depending on how many Contingent Interest Payments are made prior to automatic call or maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
15	$125.0000
14	$116.6667
13	$108.3333
12	$100.0000
11	$91.6667
10	$83.3333
9	$75.0000
8	$66.6667
7	$58.3333
6	$50.0000
5	$41.6667
4	$33.3333
3	$25.0000
2	$16.6667
1	$8.3333
0	$0.0000

PS-3| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to three hypothetical Underlyings, assuming a range of performances for the hypothetical Least Performing Underlying on the Review Dates. Solely for purposes of this section, the Least Performing Underlying with respect to each Review Date is the least performing of the Underlyings determined based on the closing value of each Underlying on that Review Date compared with its Initial Value.

The hypothetical payments set forth below assume the following:

●an Initial Value for each Underlying of 100.00;

●an Interest Barrier for each Underlying of 75.00 (equal to 75.00% of its hypothetical Initial Value);

●a Trigger Value for each Underlying of 60.00 (equal to 60.00% of its hypothetical Initial Value); and

●a Contingent Interest Rate of 10.00% per annum (payable at a rate of 0.83333% per month).

The hypothetical Initial Value of each Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying.

The actual Initial Value of each Underlying is the closing value of that Underlying on the Pricing Date and is specified under “Key Terms – Initial Value” in this pricing supplement.  For historical data regarding the actual closing values of each Underlying, please see the historical information set forth under “The Underlyings” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the third Review Date.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	105.00	$8.3333
Second Review Date	110.00	$8.3333
Third Review Date	110.00	$1,008.3333
	Total Payment	$1,025.00 (2.50% return)

Because the closing value of each Underlying on the third Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,008.3333 (or $1,000 plus the Contingent Interest Payment applicable to the third Review Date), payable on the applicable Call Settlement Date. The notes are not automatically callable before the third Review Date, even though the closing value of each Underlying on each of the first and second Review Dates is greater than its Initial Value. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,025.00. No further payments will be made on the notes.

Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value and its Interest Barrier.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	95.00	$8.3333
Second Review Date	85.00	$8.3333
Third through Fourteenth Review Dates	Less than Interest Barrier	$0
Final Review Date	90.00	$1,008.3333
	Total Payment	$1,025.00 (2.50% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Trigger Value and its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,008.3333 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,025.00.

PS-4| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is less than its Interest Barrier but is greater than or equal to its Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	85.00	$8.3333
Second Review Date	80.00	$8.3333
Third through Fourteenth Review Dates	Less than Interest Barrier	$0
Final Review Date	60.00	$1,000.00
	Total Payment	$1,016.6667 (1.66667% return)

Because the notes have not been automatically called and the Final Value of the Least Performing Underlying is less than its Interest Barrier but is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,016.6667.

Example 4 — Notes have NOT been automatically called and the Final Value of the Least Performing Underlying is less than its Trigger Value.

Date	Closing Value of Least Performing Underlying	Payment (per $1,000 principal amount note)
First Review Date	50.00	$0
Second Review Date	55.00	$0
Third through Fourteenth Review Dates	Less than Interest Barrier	$0
Final Review Date	50.00	$500.00
	Total Payment	$500.00 (-50.00% return)

Because the notes have not been automatically called, the Final Value of the Least Performing Underlying is less than its Trigger Value and the Least Performing Underlying Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] = $500.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

●YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —
The notes do not guarantee any return of principal. If the notes have not been automatically called and the Final Value of any Underlying is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 40.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

●THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —
If the notes have not been automatically called, we will make a Contingent Interest Payment with respect to a Review Date only if the closing value of each Underlying on that Review Date is greater than or equal to its Interest Barrier. If the closing value of any Underlying on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. Accordingly, if the closing value of any Underlying on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

●CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —
Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-5| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

●AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS —
As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.

●THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,
regardless of any appreciation of any Underlying, which may be significant. You will not participate in any appreciation of any Underlying.

●POTENTIAL CONFLICTS —
We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

In addition, the benchmark price of the SPDR® Gold Trust’s Underlying Commodity (as defined under “The Funds” below) is administered by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA, and we are, or one of our affiliates is, a price participant that contributes to the determination of that price.  Furthermore, our affiliate is the custodian of the SPDR® Gold Trust.  We and our affiliates will have no obligation to consider your interests as a holder of the notes in taking any actions in connection with our roles as a price participant and a custodian that might affect the SPDR® Gold Trust or the notes.

●JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE STATE STREET® FINANCIAL SELECT SECTOR SPDR® ETF AND ITS UNDERLYING INDEX,
but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the price of one share of the State Street® Financial Select Sector SPDR® ETF or the level of its Underlying Index (as defined under “The Underlyings” below).

●THERE ARE RISKS ASSOCIATED WITH THE STATE STREET® FINANCIAL SELECT SECTOR SPDR® ETF —
The State Street® Financial Select Sector SPDR® ETF subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the notes.

●THE PERFORMANCE AND MARKET VALUE OF THE STATE STREET® FINANCIAL SELECT SECTOR SPDR® ETF, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —
The State Street® Financial Select Sector SPDR® ETF does not fully replicate its Underlying Index (as defined under “The Underlyings” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of the State Street® Financial Select Sector SPDR® ETF will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the State Street® Financial Select Sector SPDR® ETF and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the State Street® Financial Select Sector SPDR® ETF (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the State Street® Financial Select Sector SPDR® ETF are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.
During periods of market volatility, securities underlying the State Street® Financial Select Sector SPDR® ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the State Street® Financial Select Sector SPDR® ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the State Street® Financial Select Sector SPDR® ETF may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

●NON-U.S. SECURITIES RISK WITH RESPECT TO THE INDEX —
The non-U.S. equity securities included in the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, with respect to equity securities that are not listed in the U.S., there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

PS-6| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

●RISKS ASSOCIATED WITH THE FINANCIAL SECTOR WITH RESPECT TO THE STATE STREET® FINANCIAL SELECT SECTOR SPDR® ETF —
All or substantially all of the equity securities held by the State Street® Financial Select Sector SPDR® ETF are issued by companies whose primary line of business is directly associated with the financial sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when these companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities), or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the financial sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate. These factors could affect the financial sector and could affect the value of the equity securities held by the State Street® Financial Select Sector SPDR® ETF and the price of the State Street® Financial Select Sector SPDR® ETF during the term of the notes, which may adversely affect the value of your notes.

●THE SPDR® GOLD TRUST IS NOT AN INVESTMENT COMPANY OR COMMODITY POOL AND WILL NOT BE SUBJECT TO REGULATION UNDER THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, OR THE COMMODITY EXCHANGE ACT —
Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

●THE PERFORMANCE AND MARKET VALUE OF THE SPDR® GOLD TRUST, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE SPDR® GOLD TRUST'S UNDERLYING COMMODITY AS WELL AS THE NET ASSET VALUE PER SHARE —
The SPDR® Gold Trust does not fully replicate the performance of its Underlying Commodity due to the fees and expenses charged by the SPDR® Gold Trust or by restrictions on access to its Underlying Commodity due to other circumstances. The SPDR® Gold Trust does not generate any income, and as the SPDR® Gold Trust regularly sells its Underlying Commodity to pay for ongoing expenses, the amount of its Underlying Commodity represented by each share gradually declines over time. The SPDR® Gold Trust sells its Underlying Commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its Underlying Commodity. The sale by the SPDR® Gold Trust of its Underlying Commodity to pay expenses at a time of low prices for its Underlying Commodity could adversely affect the value of the notes. Additionally, there is a risk that part or all of the SPDR® Gold Trust's holdings in its Underlying Commodity could be lost, damaged or stolen. Access to the SPDR® Gold Trust's Underlying Commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of the SPDR® Gold Trust and its Underlying Commodity. In addition, because the shares of the SPDR® Gold Trust are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the SPDR® Gold Trust may differ from the net asset value per share of the SPDR® Gold Trust.
During periods of market volatility, the SPDR® Gold Trust's Underlying Commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the SPDR® Gold Trust and the liquidity of the SPDR® Gold Trust may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the SPDR® Gold Trust. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the SPDR® Gold Trust. As a result, under these circumstances, the market value of shares of the SPDR® Gold Trust may vary substantially from the net asset value per share of the SPDR® Gold Trust. For all of the foregoing reasons, the performance of the SPDR® Gold Trust may not correlate with the performance of its Underlying Commodity as well as the net asset value per share of the SPDR® Gold Trust, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

●THE NOTES ARE SUBJECT TO RISKS ASSOCIATED WITH GOLD WITH RESPECT TO THE SPDR® GOLD TRUST —
The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust's operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

PS-7| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

●THERE ARE RISKS RELATING TO COMMODITIES TRADING ON THE LBMA WITH RESPECT TO THE SPDR® GOLD TRUST —
The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust's operations. The price of gold is determined by the LBMA or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

●SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE THAN, AND MAY NOT CORRELATE WITH, THE PRICES OF COMMODITIES GENERALLY —
The SPDR® Gold Trust is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. The SPDR® Gold Trust's Underlying Commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.

●YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE VALUE OF EACH UNDERLYING—
Payments on the notes are not linked to a basket composed of the Underlyings and are contingent upon the performance of each individual Underlying. Poor performance by any of the Underlyings over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by any other Underlying.

●YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING.

●THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE—
If the Final Value of any Underlying is less than its Trigger Value and the notes have not been automatically called, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Least Performing Underlying.

●THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —
If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

●YOU WILL NOT RECEIVE DIVIDENDS ON EITHER FUND OR THE SECURITIES INCLUDED IN OR HELD BY ANY UNDERLYING OR HAVE ANY RIGHTS WITH RESPECT TO EITHER FUND OR THOSE SECURITIES.

●YOU WILL NOT HAVE ANY RIGHTS WITH RESPECT TO THE SPDR® GOLD TRUST OR THE COMMODITIES HELD BY THE SPDR® GOLD TRUST.

●THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —
The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

●THE RISK OF THE CLOSING VALUE OF AN UNDERLYING FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE VALUE OF THAT UNDERLYING IS VOLATILE.

●WE MAY ACCELERATE YOUR NOTES IF AN ACCELERATION EVENT OCCURS —
Upon the announcement or occurrence of an acceleration event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined by the calculation agent in good faith and in a commercially reasonable manner by reference to the values of any fixed-income debt component and any derivatives underlying the economic terms of the notes as of the date of the notice of acceleration. An acceleration event means a Fund is delisted, liquidated or otherwise terminated and the calculation agent determines, in its sole discretion, that no successor fund is available. If the payment on your notes is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see “The Underlyings — Funds — Discontinuation or Modification of a Fund” in the accompanying product supplement for more information.

●LACK OF LIQUIDITY—
The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

PS-8| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

●THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —
The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —
See “The Estimated Value of the Notes” in this pricing supplement.

●THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —
The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

●THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —
We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

●SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —
Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

●SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —
The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the values of the Underlyings. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Underlyings

The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For additional information about the Nasdaq-100 Index®, see “Equity Index Descriptions — The Nasdaq-100 Index®” in the accompanying underlying supplement, as supplemented by the following updated information.

Nasdaq, Inc. ("Nasdaq"), the index sponsor of the Nasdaq-100 Index®, recently implemented several changes to the methodology of the Nasdaq-100 Index®, including changes to the determination of market capitalization for purposes of constituent selection and weighting, the introduction of an expedited "Fast Entry" process for certain large companies, the removal of the minimum free float requirement for constituent selection and the introduction of a cap on the share count used to determine the weighting of low-float securities. These changes became effective on May 1, 2026, with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review. The information set forth below supersedes the information regarding the Nasdaq-100 Index® included in the accompanying underlying supplement to the extent inconsistent therewith.

Under the updated methodology, Nasdaq uses different measures of market capitalization for constituent selection and constituent weighting. For purposes of constituent selection, Nasdaq now uses "Full Market Capitalization." For companies with direct (non-ADR) listings and companies represented by an American depositary receipt ("ADR") that serves as a company's primary global listing (a "Primary ADR"), Full Market Capitalization includes both listed and unlisted shares. For companies represented by an ADR where the underlying shares serve as the company's primary global listing and are listed on a foreign exchange (a "Non-Primary ADR"), Full Market Capitalization is based solely on the value of the listed depositary shares, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of constituent weighting, Nasdaq uses "Modified Market Capitalization," which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

PS-9| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

In addition, the updated methodology eliminates the minimum free float requirement for inclusion in the Nasdaq-100 Index®, although the Modified Market Capitalization used for constituent weighting imposes a limitation on the weightings of low-float securities. Specifically, for purposes of determining Modified Market Capitalization, each low-float security's share count is limited to the lesser of (i) its reported total shares outstanding ("TSO") (or, in the case of an ADR, its listed ADR shares outstanding), and (ii) three times its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the Nasdaq-100 Index® also no longer implements ad-hoc intra-quarter adjustments to a security's TSO between scheduled rebalancing events.

The updated methodology also introduces a "Fast Entry" process under which newly eligible securities, including both initial public offerings and companies that have recently transferred their listing to an eligible exchange, may be added to the Nasdaq-100 Index® on an expedited basis if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of an existing constituent and may temporarily increase the number of constituents in the Nasdaq-100 Index® above 100.

The updated methodology further provides for quarterly rebalances in March, June and September. During quarterly rebalances, the index shares of each constituent are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the Nasdaq-100 Index® between annual reconstitutions, including through the Fast Entry process, as intra-quarter replacements or as part of a March, June or September quarterly rebalance, will have their initial index weightings determined using a linear interpolation process based on their Modified Market Capitalization ranking.

The SPDR® Gold Trust is an investment trust sponsored by World Gold Trust Services, LLC. The investment objective of the SPDR® Gold Trust is for its shares to reflect the performance of the price of gold bullion, less the SPDR® Gold Trust’s expenses. The SPDR® Gold Trust holds gold bars. We refer to gold as the Underlying Commodity with respect to the SPDR® Gold Trust. For additional information about the SPDR® Gold Trust, see “Fund Descriptions — The SPDR® Gold Trust” in the accompanying underlying supplement.

The State Street® Financial Select Sector SPDR® ETF is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index, which we refer to as the Underlying Index with respect to the State Street® Financial Select Sector SPDR® ETF. The Financial Select Sector Index is a capped modified market capitalization-weighted index that measures the performance of the GICS® financials sector of the S&P 500® Index, which currently includes companies in the following industries: banks; financial services; consumer finance; capital markets; mortgage real estate investment trusts (REITs); and insurance. For additional information about the State Street® Financial Select Sector SPDR® ETF, see “Fund Descriptions — The State Street® Select Sector SPDR® ETFs” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the weekly historical closing values from January 8, 2021 through August 21, 2026. The closing value of the Nasdaq-100 Index® on August 26, 2026 was 29,224.52. The closing value of the SPDR® Gold Trust on August 26, 2026 was $421.32. The closing value of the State Street® Financial Select Sector SPDR® ETF on August 26, 2026 was $58.26. We obtained the closing values above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing values of the Funds above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing values of each Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing value of any Underlying on any Review Date. There can be no assurance that the performance of the Underlyings will result in the return of any of your principal amount or the payment of any interest.

Historical Performance of the Nasdaq-100 Index® Source: Bloomberg

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PS-10| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

Historical Performance of the SPDR® Gold Trust Source: Bloomberg

Historical Performance of the State Street® Financial Select Sector SPDR® ETF Source: Bloomberg

Tax Treatment

You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying prospectus supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

PS-11| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

Non-U.S. Holders — Tax Considerations.  The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

PS-12| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x)(i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to JPMorgan Financial or JPMorgan Chase & Co., the indenture, the notes, the related guarantee (together with the indenture and the notes, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2026, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2026.

PS-13| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Product supplement no. 3-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf

●Underlying supplement no. 1-I dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf

●Prospectus supplement and prospectus, each dated April 17, 2026:
http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-14| Structured Investments

Auto Callable Contingent Interest Notes Linked to the Least Performing of the Nasdaq-100 Index®, the SPDR® Gold Trust and the State Street® Financial Select Sector SPDR® ETF